ARTICLES OF INCORPORATION

                                      I.

   The name of this Corporation is The Institute of New Physics, Incorporated

                                      II.

A. This corporation is a nonprofit mutual benefit corporation organized under the Nonprofit Mutual Benefit Corporation Law. The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under such law.

B. The specific purpose of this corporation is to research and provide scientific data to parties engaged in the development of nanotechnology and quantum physics.

                                      III.
The name and address in the State of California of this corporation's initial agent for service of process is:

                               Susan M. Brana
                       1015 Gayley Avenue, Suite 387
                       Los Angeles, California 90024

                                      IV.

Notwithstanding any of the above statements of purposes and powers, this corporation shall not except to an insubstantial degree, engage in any activities or exercise any powers that are not in furtherance of the specific purposes of this corporation.

                                 /s/SUSAN M. BRANA
                                 Susan M. Brana
                                 Typed name of Incorporator